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                                                                    EXHIBIT 5.1

                         [LETTERHEAD OF ROPES & GRAY]

November 6, 1996

American Medical Response, Inc.
2821 South Parker Road, 10th Floor
Aurora, Colorado 80014

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 3,975,003 shares of Common Stock, $.01 par value per share (the "Shares"), of American Medical Response, Inc., a Delaware corporation (the "Company"). The Shares are to be issued in exchange for shares of common stock, $.01 par value per share, of STAT Healthcare, Inc. ("STAT") pursuant to an Agreement and Plan of Merger dated as of October 7, 1996, as amended (the "Merger Agreement") among the Company, STAT and SHI Acquisition Corp. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of the Company, which provides for the merger of Sub with and into STAT (the "Merger").

  We have acted as counsel for the Company in connection with the issuance of the Shares in connection with the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion, and our form of opinion attached as Exhibit 8.1 to the Registration Statement, as part of the Registration Statement and to the use of our name in the Registration Statement and in the related joint proxy statement/prospectus under the captions "SUMMARY--Certain Federal Income Tax Consequences," "THE MERGER-- Certain Federal Income Tax Consequences," and "VALIDITY OF THE SHARES AND TAX MATTERS." By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

  This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          ROPES & GRAY